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11. Statement re computation of per share earnings

                                                   Second Quarter Ended                Six Months Ended
                                                         March 31,                          March 31,
                                                    2001             2000             2001             2000
                                             --------------   --------------   --------------   --------------

Net income in thousands                      $        5,112   $        4,826   $       12,013   $        8,336

Weighted average shares outstanding
                                                 15,812,575       14,345,858       15,700,595       14,292,086
Assumed exercise of stock options,
weighted average of incremental shares
                                                    707,713        1,418,544          790,396        1,337,976
Assumed purchase of stock under stock
purchase plan, weighted average
                                                     79,196           66,814           88,590           47,388
                                             --------------   --------------   --------------   --------------
Diluted shares - adjusted weighted-average
shares and assumed conversions                   16,599,484       15,831,216       16,579,581       15,677,450
                                             ==============   ==============   ==============   ==============

Basic earning per share                      $          .32   $          .33   $          .77   $          .58
                                             ==============   ==============   ==============   ==============

Diluted earnings per share                   $          .31   $          .30   $          .72   $          .53
                                             ==============   ==============   ==============   ==============